Testing the Waters Materials Related to Series #DOOD6921

From the Rally App:

#DOOD6921

DOODLE #6921 (NFT)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $44,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES DOODLE 6921 NFT

Investment Overview

•Upon completion of the Series #DOOD6921 Offering, Series #DOOD6921 will purchase a Number 6921 Doodle NFT for Series #DOOD6921 (The “Series Doodle 6921 NFT” or the “Underlying Asset” with respect to Series #DOOD6921, as applicable), the specifications of which are set forth below.

•Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.

•According to OpenSea Doodles are “A community-driven collectibles project featuring art by Burnt Toast. Doodles come in a joyful range of colors, traits, and sizes with a collection size of 10,000. Each Doodle allows its owner to vote for experiences and activations paid for by the Doodles Community Treasury. Burnt Toast is the working alias for Scott Martin, a Canadian–based illustrator, designer, animator and muralist.”

•The Underlying Asset is a Number 6921 Doodle NFT.

Asset Description

Overview & Authentication

•Doodles were created by artist Burnt Toast, a pseudonym for Canadian artist, Scott Martin. Martin has worked as an illustrator, designer, animator and muralist for companies such as Google, Dropbox, Redbull, Facebook, Ford Motor Company, Fast Company Magazine, Entertainment Weekly, JIM Mobile, NESCAFÉ, and Vossen Wheels.

•According to TheDefiant.io Doodles feature “inclusive art: with their pastel color palette, Doodles playfully represent a diverse group, some with rainbow hair, others with notes on their face.”

•Doodles launched on October 17, 2021, with a public sale at a .123 ETH mint price.

•Along with Burnt Toast/Scott Martin, the Doodles project is led by founders including Burnt Toast, Evan Keast (AKA Tulip), a Canadian-based product marketer and NFT consultant from Kabam Games, Dapper Labs, and CryptoKitties, as well as Jordan Castro (AKA Poopie), a blockchain builder who led the CryptoKitties team at Dapper Labs.

•Dapper Labs, the company behind NBA Top Shot and CryptoKitties NFTs, spun off from Axiom Zen in February of 2018. Notable investors in the company include Andreessen Horowitz, Union Square Ventures, Venrock, Alphabet’s GV (formerly known as Google Ventures), and the founders of Dreamworks, Reddit, Coinbase, Zynga, and AngelList, among others. They employed Evan Keast and Jordan Castro who would go on to help found Doodles.app.

•Doodle owners have formed a community known as The Doodlebank. The Doodlebank, “contains the roadmap as well as serving as a place for community members to propose things.” As of October 2021, the DoodleBank had over 650 ETH which will be used to initiate partnerships with retailers, studios, platforms, and IPs. According to the Doodles website, this will be used to hire a larger team to build marketing activations, new media, and experiences.

•Burnt Toast minted his first NFT, “A Matter of Time,” alongside Alfie Bogush (now working on the Doodles project) on March 26, 2021. It is an animated hourglass with a suntanning man sinking into a grave made of sand.

•As of January 12, 2022, Pranksy, a well-known NFT investor and influencer, has an OpenSea wallet showing that he owns over 100 Doodles.

•On January 8, 2022, founder Poopie announced via his Twitter that a non-dilutive form of a new Doodle project will be released known as Space Doodles. Space Doodles is meant to improve upon Wrapped NFT technology. Wrapped NFTs can be wrapped and unwrapped by NFT owners, transforming an NFT into a new version, but also allowing that NFT to be re-wrapped back into its original form. Space Doodles will place the character represented in the base Doodle into a space vehicle of some kind with its own unique NFT traits.

•As of January 13, 2022, Cameo CEO, Steven Galanis, owns Doodle #8353 and Doodle #4588. As of January 13, 2022, Steve Aoki owns 7 Doodle NFTs: #8159, #2238, #9783, #8716, #8086, #1634, and #5465.

•The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

•The Underlying Asset is a Number 6921 Doodle NFT.

•The Underlying Asset was minted on October 18, 2021, by ETH wallet sighduck.

•The Underlying Asset was sold for 1.189 ETH ($5,139.80) on November 1, 2021, to ETH wallet 016B6E.

•The Underlying Asset was sold for 9.49 ETH ($29,236.89) on January 8, 2022, to ETH wallet new-territory.

•The Underlying Asset has the following features: Yellow Backpack (Body), Purple Puffballs (Hair), Straw (Face), Green (Background), Orange (Head).

Notable Defects

•The Underlying Asset is consistent with the proof of ownership stored on the Ethereum blockchain.

Details

Series Doodle 6921 NFT
NFT	Doodles
Number	6921
Feature	Yellow Backpack (Body)
Feature Rarity	3% of Doodles have this feature
Feature	Purple Puffballs (Hair)
Feature Rarity	3% of Doodles have this feature
Feature	Straw (Face)
Feature Rarity	4% of Doodles have this feature
Feature	Green (Background)
Feature Rarity	7% of Doodles have this feature
Feature	Orange (Head)
Feature Rarity	10% of Doodles have this feature
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Doodle 6921 NFT going forward.

#DOOD6921 | $44K

COMPARABLE ASSET VALUE

ASSET VALUE

+700.1%

TRANSACTIONS

78

#DOOD6921 | *Visuals*

Celebrities and NFT influencers like Steve Aioki, Gary Vee, and Pranksy each own multiple Doodles.

LAUNCH GALLERY ›

From Rally’s Twitter (@OnRallyRd)